Exhibit 99.3

SOUTHWESTERN ENERGY COMPANY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES

FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2024

SOUTHWESTERN ENERGY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, except share/per share amounts)	2024	2023	2024	2023
Operating Revenues:
Gas sales	$475	$627	$1,470	$2,323
Oil sales	89	94	261	281
NGL sales	164	169	496	523
Marketing	485	553	1,488	1,707
Other	—	—	(2)	(4)
	1,213	1,443	3,713	4,830
Operating Costs and Expenses:
Marketing purchases	488	545	1,509	1,693
Operating expenses	420	444	1,240	1,280
General and administrative expenses	49	46	150	133
Merger-related expenses	20	—	39	—
Depreciation, depletion and amortization	208	338	696	979
Impairments	478	—	3,202	—
Taxes, other than income taxes	17	63	110	189
	1,680	1,436	6,946	4,274
Operating Income (Loss)	(467)	7	(3,233)	556
Interest Expense:
Interest on debt	62	61	182	184
Other interest charges	4	3	9	9
Interest capitalized	(25)	(28)	(78)	(87)
	41	36	113	106

Gain on Derivatives	152	93	243	1,811
Loss on Early Extinguishment of Debt	—	—	—	(19)
Other Income (Loss), Net	1	2	(1)	1

Income (Loss) Before Income Taxes	(355)	66	(3,104)	2,243
Provision (Benefit) for Income Taxes:
Current	—	—	—	—
Deferred	(75)	21	(681)	28
	(75)	21	(681)	28
Net Income (Loss)	$(280)	$45	$(2,423)	$2,215

Earnings (Loss) Per Common Share:
Basic	$(0.25)	$0.04	$(2.20)	$2.01
Diluted	$(0.25)	$0.04	$(2.20)	$2.01

Weighted Average Common Shares Outstanding:
Basic	1,102,844,908	1,101,231,113	1,102,470,380	1,100,895,642
Diluted	1,102,844,908	1,104,027,634	1,102,470,380	1,102,867,675

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHWESTERN ENERGY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
(in millions)	2024	2023	2024	2023
Net income (loss)	$(280)	$45	$(2,423)	$2,215
Change in value of pension and other postretirement liabilities:
Amortization of prior service cost and net gain, including gain on settlements and curtailments included in net periodic pension cost	—	—	—	1
Net actuarial gain (loss) incurred in period	—	—	2	(2)
Net tax loss attributable to pension termination	—	—	—	(14)
Total change in value of pension and postretirement liabilities	—	—	2	(15)
Comprehensive income (loss)	$(280)	$45	$(2,421)	$2,200

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHWESTERN ENERGY COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2024	December 31, 2023

	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$126	$21
Accounts receivable, net	472	680
Derivative assets	279	614
Other current assets	150	100
Total current assets	1,027	1,415
Natural gas and oil properties, using the full cost method, including $1,881 million as of September 30, 2024 and $2,075 million as of December 31, 2023 excluded from amortization	39,072	37,772
Other	583	566
Less: Accumulated depreciation, depletion and amortization	(32,337)	(28,425)
Total property and equipment, net	7,318	9,913
Operating lease assets	126	154
Long-term derivative assets	44	175
Deferred tax assets	924	238
Other long-term assets	83	96
Total long-term assets	1,177	663
TOTAL ASSETS	$9,522	$11,991
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$389	$—
Accounts payable	1,143	1,384
Taxes payable	96	128
Interest payable	26	77
Derivative liabilities	57	79
Current operating lease liabilities	39	44
Other current liabilities	29	17
Total current liabilities	1,779	1,729
Long-term debt	3,922	3,947
Long-term operating lease liabilities	87	107
Long-term derivative liabilities	40	100
Other long-term liabilities	207	220
Total long-term liabilities	4,256	4,374
Commitments and contingencies (Note 10)
Equity:
Common stock, $0.01 par value; 2,500,000,000 shares authorized; issued 1,164,596,399 shares as of September 30, 2024 and 1,163,077,745 shares as of December 31, 2023	12	12
Additional paid-in capital	7,208	7,188
Accumulated deficit	(3,405)	(982)
Accumulated other comprehensive loss	(1)	(3)
Common stock in treasury, 61,614,693 shares as of September 30, 2024 and December 31, 2023	(327)	(327)
Total equity	3,487	5,888
TOTAL LIABILITIES AND EQUITY	$9,522	$11,991

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHWESTERN ENERGY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the nine months ended September 30,
(in millions)	2024	2023
Cash Flows From Operating Activities:
Net income (loss)	$(2,423)	$2,215
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	696	979
Amortization of debt issuance costs	5	5
Impairments	3,202	—
Deferred income taxes	(681)	28
(Gain) loss on derivatives, unsettled	384	(1,562)
Stock-based compensation	14	7
Loss on early extinguishment of debt	—	19
Other	4	3
Change in assets and liabilities:
Accounts receivable	209	799
Accounts payable	(161)	(362)
Taxes payable	(32)	(2)
Interest payable	(30)	(33)
Inventories	(10)	(15)
Other assets and liabilities	(58)	(42)
Net cash provided by operating activities	1,119	2,039

Cash Flows From Investing Activities:
Capital investments	(1,349)	(1,833)
Proceeds from sale of property and equipment	4	123
Net cash used in investing activities	(1,345)	(1,710)

Cash Flows From Financing Activities:
Payments on long-term debt	—	(437)
Payments on revolving credit facility	(2,104)	(3,044)
Borrowings under revolving credit facility	2,467	3,182
Change in bank drafts outstanding	(27)	(50)
Cash paid for tax withholding	(5)	(4)
Net cash provided by (used in) financing activities	331	(353)

Increase (decrease) in cash and cash equivalents	105	(24)
Cash and cash equivalents at beginning of year	21	50
Cash and cash equivalents at end of period	$126	$26

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHWESTERN ENERGY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Common Stock		Additional		Accumulated Other	Common Stock in Treasury
	Shares Issued	Amount	Paid-In Capital	Accumulated Deficit	Comprehensive Income (Loss)	Shares	Amount	Total

	(in millions, except share amounts)
Balance at December 31, 2023	1,163,077,745	$12	$7,188	$(982)	$(3)	61,614,693	$(327)	$5,888
Comprehensive loss:
Net loss	—	—	—	(1,535)	—	—	—	(1,535)
Other comprehensive income	—	—	—	—	2	—	—	2
Total comprehensive loss	—	—	—	—	—	—	—	(1,533)
Stock-based compensation	—	—	10	—	—	—	—	10
Restricted units vested	2,108,403	—	6	—	—	—	—	6
Tax withholding – stock compensation	(726,549)	—	(5)	—	—	—	—	(5)
Balance at March 31, 2024	1,164,459,599	$12	$7,199	$(2,517)	$(1)	61,614,693	$(327)	$4,366
Comprehensive loss:
Net loss	—	—	—	(608)	—	—	—	(608)
Other comprehensive income	—	—	—	—	—	—	—	—
Total comprehensive loss	—	—	—	—	—	—	—	(608)
Stock-based compensation	—	—	7	—	—	—	—	7
Issuance of restricted stock	136,800	—	—	—	—	—	—	—
Balance at June 30, 2024	1,164,596,399	$12	$7,206	$(3,125)	$(1)	61,614,693	$(327)	$3,765
Comprehensive loss:
Net loss	—	—	—	(280)	—	—	—	(280)
Other comprehensive income	—	—	—	—	—	—	—	—
Total comprehensive loss	—	—	—	—	—	—	—	(280)
Stock-based compensation	—	—	2	—	—	—	—	2
Balance at September 30, 2024	1,164,596,399	$12	$7,208	$(3,405)	$(1)	61,614,693	$(327)	$3,487

	Common Stock		Additional		Accumulated Other	Common Stock in Treasury
	Shares Issued	Amount	Paid-In Capital	Accumulated Deficit	Comprehensive Income (Loss)	Shares	Amount	Total

	(in millions, except share amounts)
Balance at December 31, 2022	1,161,545,588	$12	$7,172	$(2,539)	$6	61,614,693	$(327)	$4,324
Comprehensive loss:
Net income	—	—	—	1,939	—	—	—	1,939
Other comprehensive loss	—	—	—	—	(15)	—	—	(15)
Total comprehensive income	—	—	—	—	—	—	—	1,924
Stock-based compensation	—	—	2	—	—	—	—	2
Restricted units vested	1,999,039	—	8	—	—	—	—	8
Tax withholding – stock compensation	(662,163)	—	(4)	—	—	—	—	(4)
Balance at March 31, 2023	1,162,882,464	$12	$7,178	$(600)	$(9)	61,614,693	$(327)	$6,254
Comprehensive income:
Net income	—	—	—	231	—	—	—	231
Other comprehensive income	—	—	—	—	—	—	—	—
Total comprehensive income	—	—	—	—	—	—	—	231
Stock-based compensation	—	—	4	—	—	—	—	4
Issuance of restricted stock	188,382	—	—	—	—	—	—	—
Restricted stock units vested	9,968	—	—	—	—	—	—	—
Tax withholding – stock compensation	(3,069)	—	—	—	—	—	—	—
Balance at June 30, 2023	1,163,077,745	$12	$7,182	$(369)	$(9)	61,614,693	$(327)	$6,489
Comprehensive income:
Net income	—	—	—	45	—	—	—	45
Other comprehensive income	—	—	—	—	—	—	—	—
Total comprehensive income	—	—	—	—	—	—	—	45
Stock-based compensation	—	—	3	—	—	—	—	3
Balance at September 30, 2023	1,163,077,745	$12	$7,185	$(324)	$(9)	61,614,693	$(327)	$6,537

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHWESTERN ENERGY COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

Nature of Operations

Southwestern Energy Company (including its subsidiaries, collectively “Southwestern” or the “Company”) is an independent energy company engaged in natural gas, oil and NGLs development, exploration and production (“E&P”). The Company is also focused on creating and capturing additional value through its marketing business (“Marketing”). Southwestern conducts most of its business through subsidiaries and operates principally in two segments: E&P and Marketing.

E&P. Southwestern’s primary business is the development and production of natural gas as well as associated NGLs and oil, with ongoing operations focused on the development of unconventional natural gas and oil reservoirs located in Pennsylvania, West Virginia, Ohio and Louisiana. The Company’s operations in Pennsylvania, West Virginia and Ohio, herein referred to as “Appalachia,” are primarily focused on the Marcellus Shale, the Utica and the Upper Devonian unconventional natural gas and liquids reservoirs. The Company’s operations in Louisiana, herein referred to as “Haynesville,” are primarily focused on the Haynesville and Bossier natural gas reservoirs (“Haynesville and Bossier Shales”). The Company also operates drilling rigs and provides certain oilfield products and services, principally serving the Company’s E&P operations through vertical integration.

Marketing. Southwestern’s marketing activities capture opportunities that arise through the marketing and transportation of natural gas, oil and NGLs primarily produced in its E&P operations.

Basis of Presentation

The accompanying consolidated financial statements were prepared using accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Certain information relating to the Company’s organization and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been appropriately condensed or omitted in this Quarterly Report.

Principles of Consolidation

The consolidated financial statements contained in this report include all normal and recurring material adjustments that, in the opinion of management, are necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented herein. It is recommended that these consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Annual Report”).

The Company’s significant accounting policies, which have been reviewed and approved by the Audit Committee of the Company’s board of directors (the “Board”), are summarized in Note 1 in the Notes to the Consolidated Financial Statements included in the Company’s 2023 Annual Report.

Merger of the Company with Chesapeake Energy Corporation

On January 10, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake”), Hulk Merger Sub, Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of Chesapeake (“Merger Sub”) and Hulk LLC Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Chesapeake (“LLC Sub” and together with Merger Sub, the Company and Chesapeake, the “Parties”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as a wholly owned subsidiary of Chesapeake (the “Surviving Corporation”). Immediately following the time the Merger becomes effective (the “Effective Time”), the Surviving Corporation will be merged with and into LLC Sub, with LLC Sub continuing as the surviving entity and as a wholly owned subsidiary of Chesapeake.

On June 18, 2024, the shareholders of both the Company and Chesapeake approved the proposed Merger at their respective special meetings of shareholders. On October 1, 2024, the Company completed the Merger and Chesapeake changed its name to Expand Energy Corporation (“Expand Energy”). Immediately following the effective time of the Merger, the surviving corporation was merged with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity and as a wholly owned subsidiary of Expand Energy (the “Second Merger”). Following the effective time of the Second Merger, Merger Sub LLC was merged with and into Expand Energy with Expand Energy continuing as the surviving entity (the “Third Merger”).

For the three and nine months ended September 30, 2024, the Company incurred approximately $20 million and $39 million, respectively, in merger-related expenses, mostly comprised of professional fees, associated with the Merger.

(2) REVENUE RECOGNITION

Revenues from Contracts with Customers

Natural gas and liquids.  Natural gas, oil and NGL sales are recognized when control of the product is transferred to the customer at a designated delivery point. The pricing provisions of the Company’s contracts are primarily tied to a market index with certain adjustments based on factors such as delivery, quality of the product and prevailing supply and demand conditions in the geographic areas in which the Company operates. Under the Company’s sales contracts, the delivery of each unit of natural gas, oil and NGLs represents a separate performance obligation, and revenue is recognized at the point in time when the performance obligations are fulfilled. There is no significant financing component to the Company’s revenues as payment terms are typically within 30 to 60 days of control transfer. Furthermore, consideration from a customer corresponds directly with the value to the customer of the Company’s performance completed to date. As a result, the Company recognizes revenue in the amount for which the Company has a right to invoice and has not disclosed information regarding its remaining performance obligations.

The Company records revenue from its natural gas and liquids production in the amount of its net revenue interest in sales from its properties. Accordingly, natural gas and liquid sales are not recognized for deliveries in excess of the Company’s net revenue interest, while natural gas and liquid sales are recognized for any under-delivered volumes.

Marketing.  The Company, through its marketing affiliate, generally markets natural gas, oil and NGLs for its affiliated E&P companies as well as other joint owners who choose to market with the Company. In addition, the Company markets some products purchased from third parties. Marketing revenues for natural gas, oil and NGL sales are recognized when control of the product is transferred to the customer at a designated delivery point. The pricing provisions of the Company’s contracts are primarily tied to market indices with certain adjustments based on factors such as delivery, quality of the product and prevailing supply and demand conditions. Under the Company’s marketing contracts, the delivery of each unit of natural gas, oil and NGLs represents a separate performance obligation, and revenue is recognized at the point in time when the performance obligations are fulfilled. Customers are invoiced and revenues are recorded each month as natural gas, oil and NGLs are delivered, and payment terms are typically within 30 to 60 days of control transfer. Furthermore, consideration from a customer corresponds directly with the value to the customer of the Company’s performance completed to date.  As a result, the Company recognizes revenue in the amount to which the Company has a right to invoice and has not disclosed information regarding its remaining performance obligations.

Disaggregation of Revenues

The Company presents a disaggregation of E&P revenues by product on the consolidated statements of operations net of intersegment revenues. The following table reconciles operating revenues as presented on the consolidated statements of operations to the operating revenues by segment:

(in millions)	E&P	Marketing	Intersegment Revenues	Total
Three months ended September 30, 2024
Gas sales	$461	$—	$14	$475
Oil sales	88	—	1	89
NGL sales	164	—	—	164
Marketing	—	1,183	(698)	485
Total	$713	$1,183	$(683)	$1,213

(in millions)
Three months ended September 30, 2023
Gas sales	$610	$—	$17	$627
Oil sales	93	—	1	94
NGL sales	170	—	(1)	169
Marketing	—	1,379	(826)	553
Total	$873	$1,379	$(809)	$1,443

(in millions)	E&P	Marketing	Intersegment Revenues	Total
Nine months ended September 30, 2024
Gas sales	$1,427	$—	$43	$1,470
Oil sales	258	—	3	261
NGL sales	496	—	—	496
Marketing	—	3,617	(2,129)	1,488
Other (1)	(2)	—	—	(2)
Total	$2,179	$3,617	$(2,083)	$3,713

(in millions)
Nine months ended September 30, 2023
Gas sales	$2,281	$—	$42	$2,323
Oil sales	278	—	3	281
NGL sales	524	—	(1)	523
Marketing	—	4,651	(2,944)	1,707
Other (1)	(4)	—	—	(4)
Total	$3,079	$4,651	$(2,900)	$4,830

(1)	For the nine months ended September 30, 2024 and September 30, 2023, other E&P revenues consist primarily of losses on purchaser imbalances associated with natural gas and certain NGLs.

Associated E&P revenues are also disaggregated for analysis on a geographic basis by the core areas in which the Company operates, which are Appalachia and Haynesville.

	For the three months ended September 30,		For the nine months ended September 30,
(in millions)	2024	2023	2024	2023
Appalachia	$476	$500	$1,454	$1,891
Haynesville	237	373	725	1,188
Total	$713	$873	$2,179	$3,079

Receivables from Contracts with Customers

The following table reconciles the Company’s receivables from contracts with customers to consolidated accounts receivable as presented on the consolidated balance sheet:

(in millions)	September 30, 2024	December 31, 2023
Receivables from contracts with customers	$421	$622
Other accounts receivable	51	58
Total accounts receivable	$472	$680

Amounts recognized against the Company’s allowance for doubtful accounts related to receivables arising from contracts with customers were not significant for both the nine months ended September 30, 2024 and year ended December 31, 2023. The Company has no contract assets or contract liabilities associated with its revenues from contracts with customers.

(3) CASH AND CASH EQUIVALENTS

The following table presents a summary of cash and cash equivalents as of September 30, 2024 and December 31, 2023:

(in millions)	September 30, 2024	December 31, 2023
Cash	$2	$1
Marketable securities (1)	124	20
Total	$126	$21

(1)	Typically consists of government stable value money market funds.

(4) NATURAL GAS AND OIL PROPERTIES

The Company utilizes the full cost method of accounting for costs related to the development, exploration and acquisition of natural gas and oil properties. Under this method, all such costs (productive and nonproductive), including salaries, benefits and other internal costs directly attributable to these activities, are capitalized on a country-by-country basis and amortized over the estimated lives of the properties using the units-of-production method. These capitalized costs are subject to a ceiling test that limits such pooled costs, net of applicable deferred taxes, to the aggregate of the present value of future net revenues attributable to proved natural gas, oil and NGL reserves discounted at 10% (standardized measure). Any costs in excess of the ceiling are written off as a non-cash expense. The expense may not be reversed in future periods, even though higher natural gas, oil and NGL prices may subsequently increase the ceiling. Companies using the full cost method are required to use the average quoted price from the first day of each month from the previous 12 months, including the impact of derivatives designated for hedge accounting, to calculate the ceiling value of their reserves. The Company had no hedge positions that were designated for hedge accounting as of September 30, 2024. Prices used to calculate the ceiling value of reserves were as follows:

	September 30, 2024	September 30, 2023
Natural gas (per MMBtu)	$2.21	$3.42
Oil (per Bbl)	$78.64	$78.54
NGLs (per Bbl)	$21.40	$22.24

Using the average quoted prices above, adjusted for market differentials, the Company’s net book value of its United States natural gas and oil properties exceeded the ceiling amount at September 30, 2024, resulting in an impairment of $478 million. In the first half of 2024, the Company’s net book value of its United States natural gas and oil properties exceeded the ceiling by approximately $2,724 million and resulted in non-cash ceiling test impairments. Decreases in market prices as well as changes in production rates, levels of reserves, evaluation of costs excluded from amortization, future development costs and production costs could result in future non-cash ceiling test impairments to the Company’s natural gas and oil properties.

In June 2023, the Company sold non-core natural gas and oil properties in Appalachia for approximately $123 million in cash. The cash proceeds were used to pay down the Company’s revolving credit facility and were recorded as a reduction to its natural gas and oil properties.

(5) EARNINGS PER SHARE

Basic earnings per common share is computed by dividing net income (loss) attributable to common stock by the weighted average number of common shares outstanding during the reportable period. The diluted earnings per share calculation adds to the weighted average number of common shares outstanding: the incremental shares that would have been outstanding assuming the exercise of dilutive stock options, the vesting of unvested restricted shares of common stock, restricted stock units and performance units. An antidilutive impact is an increase in earnings per share or a reduction in net loss per share resulting from the conversion, exercise or contingent issuance of certain securities.

The following table presents the computation of earnings per share for the three and nine months ended September 30, 2024 and 2023:

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, except share/per share amounts)	2024	2023	2024	2023
Net income (loss)	$(280)	$45	$(2,423)	$2,215

Number of common shares:
Weighted average outstanding	1,102,844,908	1,101,231,113	1,102,470,380	1,100,895,642
Effect of issuance of non-vested restricted common stock	—	932,868	—	839,031
Effect of issuance of non-vested restricted units	—	1,689,617	—	1,133,002
Effect of issuance of non-vested performance units	—	174,036	—	—
Weighted average and dilutive outstanding	1,102,844,908	1,104,027,634	1,102,470,380	1,102,867,675

Earnings (loss) per common share
Basic	$(0.25)	$0.04	$(2.20)	$2.01
Diluted	$(0.25)	$0.04	$(2.20)	$2.01

The following table presents the common stock shares equivalent excluded from the calculation of diluted earnings per share for the three and nine months ended September 30, 2024 and 2023, as they would have had an antidilutive effect:

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Unexercised stock options	—	820,138	152,653	835,362
Unvested restricted common stock	979,158	—	1,004,979	54,989
Restricted units	3,773,958	224,726	3,281,528	652,089
Performance units	719,312	—	664,247	764,916
Total	5,472,428	1,044,864	5,103,407	2,307,356

(6) DERIVATIVES AND RISK MANAGEMENT

The Company is exposed to volatility in market prices and basis differentials for natural gas, oil and NGLs which impacts the predictability of its cash flows related to the sale of those commodities. These risks are managed by the Company’s use of certain derivative financial instruments. As of September 30, 2024 and September 30, 2023, the Company’s derivative financial instruments consisted of fixed price swaps, two-way costless collars, three-way costless collars, basis swaps, and options (calls and puts). A description of the Company’s derivative financial instruments is provided below:

Fixed price swaps	If the Company sells a fixed price swap, the Company receives a fixed price for the contract, and pays a floating market price to the counterparty. If the Company purchases a fixed price swap, the Company receives a floating market price for the contract and pays a fixed price to the counterparty.

Two-way costless collars	Arrangements that contain a fixed floor price (“purchased put option”) and a fixed ceiling price (“sold call option”) based on an index price which, in aggregate, have no net cost. At the contract settlement date, (1) if the index price is higher than the ceiling price, the Company pays the counterparty the difference between the index price and ceiling price, (2) if the index price is between the floor and ceiling prices, no payments are due from either party, and (3) if the index price is below the floor price, the Company will receive the difference between the floor price and the index price.

Three-way costless collars	Arrangements that contain a purchased put option, a sold call option and a sold put option based on an index price that, in aggregate, have no net cost. At the contract settlement date, (1) if the index price is higher than the sold call strike price, the Company pays the counterparty the difference between the index price and sold call strike price, (2) if the index price is between the purchased put strike price and the sold call strike price, no payments are due from either party, (3) if the index price is between the sold put strike price and the purchased put strike price, the Company will receive the difference between the purchased put strike price and the index price, and (4) if the index price is below the sold put strike price, the Company will receive the difference between the purchased put strike price and the sold put strike price.

Basis swaps	Arrangements that guarantee a price differential for natural gas from a specified delivery point. If the Company sells a basis swap, the Company receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract. If the Company purchases a basis swap, the Company pays the counterparty if the price differential is greater than the stated terms of the contract and receives a payment from the counterparty if the price differential is less than the stated terms of the contract.

Options (Calls and Puts)	The Company purchases and sells options in exchange for premiums. If the Company purchases a call option, the Company receives from the counterparty the excess (if any) of the market price over the strike price of the call option at the time of settlement, but if the market price is below the call’s strike price, no payment is due from either party. If the Company sells a call option, the Company pays the counterparty the excess (if any) of the market price over the strike price of the call option at the time of settlement, but if the market price is below the call’s strike price, no payment is due from either party. If the Company purchases a put option, the Company receives from the counterparty the excess (if any) of the strike price over the market price of the put option at the time of settlement, but if the market price is above the put’s strike price, no payment is due from either party. If the Company sells a put option, the Company pays the counterparty the excess (if any) of the strike price over the market price of the put option at the time of settlement, but if the market price is above the put’s strike price, no payment is due from either party.

The Company chooses counterparties for its derivative instruments that it believes are creditworthy at the time the transactions are entered into, and the Company actively monitors the credit ratings and credit default swap rates of these counterparties where applicable. However, there can be no assurance that a counterparty will be able to meet its obligations to the Company. The Company presents its derivative positions on a gross basis and does not net the asset and liability positions.

The following tables provide information about the Company’s financial instruments that are sensitive to changes in commodity prices and that are used to protect the Company’s exposure. None of the financial instruments below are designated for hedge accounting treatment. The tables present the notional amount, the weighted average contract prices and the fair value by expected maturity dates as of September 30, 2024:

Financial Protection on Production
		Weighted Average Price per MMBtu
	Volume (Bcf)	Swaps	Sold Puts	Purchased Puts	Sold Calls	Basis Differential	Fair Value at September 30, 2024 (in millions)
Natural Gas
2024
Fixed price swaps	134	$3.60	$—	$—	$—	$—	$86
Two-way costless collars	11	—	—	3.07	3.53	—	2
Three-way costless collars	21	—	2.50	3.25	4.24	—	8
Total	166						$96
2025
Fixed price swaps	128	$3.54	$—	$—	$—	$—	$20
Two-way costless collars	73	—	—	3.50	5.40	—	36
Three-way costless collars	161	—	2.59	3.66	5.88	—	71
Total	362						$127

Basis Swaps
2024	25	$—	$—	$—	$—	$(0.72)	$3
2025	9	—	—	—	—	(0.64)	2
Total	34						$5

		Weighted Average Strike Price per Bbl
	Volume (MBbls)	Swaps	Sold Puts	Purchased Puts	Sold Calls	Fair Value at September 30, 2024 (in millions)
Oil
2024
Fixed price swaps	179	$71.92	$—	$—	$—	$1
Two-way costless collars	92	—	—	70.00	88.56	—
Three-way costless collars	313	—	57.94	67.94	88.97	1
Total	584					$2
2025
Fixed price swaps	41	$77.66	$—	$—	$—	$—
Three-way costless collars	1,324	—	58.96	68.96	92.73	5
Total	1,365					$5
2026
Three-way costless collars	225	—	60.00	70.00	83.32	—

Ethane
2024
Fixed price swaps	2,015	$9.65	$—	$—	$—	$1
2025
Fixed price swaps	3,650	$10.36	$—	$—	$—	$3

Propane
2024
Fixed price swaps	1,564	$31.15	$—	$—	$—	$1
2025
Fixed price swaps	2,253	$30.87	$—	$—	$—	$2

Normal Butane
2024
Fixed price swaps	359	$39.42	$—	$—	$—	$(1)
2025
Fixed price swaps	548	$35.28	$—	$—	$—	$(1)

Natural Gasoline
2024
Fixed price swaps	405	$61.45	$—	$—	$—	$—
2025
Fixed price swaps	821	$56.89	$—	$—	$—	$(1)

Other Derivative Contracts

	Volume (Bcf)	Weighted Average Strike Price per MMBtu	Fair Value at September 30, 2024 (in millions)
Call Options – Natural Gas (Net)
2024	18	$6.00	$—
2025	73	7.00	(4)
2026	73	7.00	(9)
Total	164		$(13)

At September 30, 2024, the net fair value of the Company’s financial instruments was a $226 million asset. See Note 8 for additional details regarding the Company’s fair value measurements of its derivatives position.

As of September 30, 2024, the Company had no positions designated for hedge accounting treatment. Gains and losses on derivatives that are not designated for hedge accounting treatment, or do not meet hedge accounting requirements, are recorded as a component of gain (loss) on derivatives on the consolidated statements of operations. Accordingly, the gain (loss) on derivatives component of the statement of operations reflects the gains and losses on both settled and unsettled derivatives. Only the settled gains and losses are included in the Company’s realized commodity price calculations.

The balance sheet classification of the assets and liabilities related to derivative financial instruments are summarized below as of September 30, 2024 and December 31, 2023:

Derivative Assets
		Fair Value
(in millions)	Balance Sheet Classification	September 30, 2024	December 31, 2023
Derivatives not designated as hedging instruments:
Fixed price swaps – natural gas	Derivative assets	$121	$466
Fixed price swaps – oil	Derivative assets	1	1
Fixed price swaps – ethane	Derivative assets	4	9
Fixed price swaps – propane	Derivative assets	4	12
Fixed price swaps – normal butane	Derivative assets	—	1
Fixed price swaps – natural gasoline	Derivative assets	1	2
Two-way costless collars – natural gas	Derivative assets	37	36
Two-way costless collars – oil	Derivative assets	—	3
Three-way costless collars – natural gas	Derivative assets	97	62
Three-way costless collars – oil	Derivative assets	9	1
Basis swaps – natural gas	Derivative assets	5	14
Put options – natural gas	Derivative assets	—	8
Fixed price swaps – natural gas	Other long-term assets	2	—
Two-way costless collars – natural gas	Other long-term assets	10	46
Two-way costless collars – oil	Other long-term assets	—	—
Three-way costless collars – natural gas	Other long-term assets	26	116
Three-way costless collars – oil	Other long-term assets	5	10
Basis swaps – natural gas	Other long-term assets	1	4
Total derivative assets		$323	$791

Derivative Liabilities

		Fair Value
(in millions)	Balance Sheet Classification	September 30, 2024	December 31, 2023
Derivatives not designated as hedging instruments:
Fixed price swaps – natural gas	Derivative liabilities	$11	$18
Fixed price swaps – oil	Derivative liabilities	—	2
Fixed price swaps – propane	Derivative liabilities	1	1
Fixed price swaps – normal butane	Derivative liabilities	2	—
Fixed price swaps – natural gasoline	Derivative liabilities	2	—
Two-way costless collars – natural gas	Derivative liabilities	5	14
Two-way costless collars – oil	Derivative liabilities	—	1
Three-way costless collars – natural gas	Derivative liabilities	30	27
Three-way costless collars – oil	Derivative liabilities	4	1
Basis swaps – natural gas	Derivative liabilities	1	6
Call options – natural gas	Derivative liabilities	1	1
Put options – natural gas	Derivative liabilities	—	8
Fixed price swaps – natural gas	Long-term derivative liabilities	6	—
Two-way costless collars – natural gas	Long-term derivative liabilities	4	15
Three-way costless collars – natural gas	Long-term derivative liabilities	14	60
Three-way costless collars – oil	Long-term derivative liabilities	4	8
Call options – natural gas	Long-term derivative liabilities	12	17
Total derivative liabilities		$97	$179

Net Derivative Position

(in millions)	September 30, 2024	December 31, 2023
Net current derivative asset	$222	$536
Net long-term derivative asset	4	76
Non-performance risk adjustment	—	(2)
Net total derivative asset	$226	$610

The following tables summarize the before-tax effect of the Company’s derivative instruments on the consolidated statements of operations for the three and nine months ended September 30, 2024 and 2023:

Unsettled Gain (Loss) on Derivatives Recognized in Earnings

	Consolidated Statement of Operations Classification of Gain	For the three months ended September 30,		For the nine months ended September 30,
Derivative Instrument	(Loss) on Derivatives, Unsettled	2024	2023	2024	2023

		(in millions)
Fixed price swaps – natural gas	Gain (Loss) on Derivatives	$(100)	$28	$(342)	$965
Fixed price swaps – oil	Gain (Loss) on Derivatives	6	(29)	2	(7)
Fixed price swaps – ethane	Gain (Loss) on Derivatives	—	(5)	(5)	(5)
Fixed price swaps – propane	Gain (Loss) on Derivatives	20	(37)	(8)	(8)
Fixed price swaps – normal butane	Gain (Loss) on Derivatives	1	(6)	(3)	1
Fixed price swaps – natural gasoline	Gain (Loss) on Derivatives	8	(9)	(3)	(2)
Two-way costless collars – natural gas	Gain (Loss) on Derivatives	1	3	(15)	233
Two-way costless collars – oil	Gain (Loss) on Derivatives	—	(4)	(2)	(3)
Three-way costless collars – natural gas	Gain (Loss) on Derivatives	(2)	20	(12)	310
Three-way costless collars – oil	Gain (Loss) on Derivatives	7	(1)	4	20
Basis swaps – natural gas	Gain (Loss) on Derivatives	(11)	(43)	(7)	25
Call options – natural gas	Gain (Loss) on Derivatives	1	14	5	41
Sold put options - natural gas	Gain (Loss) on Derivatives	—	—	8	—
Purchased put options – natural gas	Gain (Loss) on Derivatives	—	—	(8)	(4)
Total gain (loss) on unsettled derivatives		$(69)	$(69)	$(386)	$1,566

Settled Gain (Loss) on Derivatives Recognized in Earnings (1)

	Consolidated Statement of Operations Classification of Gain	For the three months ended September 30,		For the nine months ended September 30,
Derivative Instrument	(Loss) on Derivatives, Settled	2024	2023	2024	2023

		(in millions)
Fixed price swaps – natural gas	Gain (Loss) on Derivatives	$193	$112	$565	$227
Fixed price swaps – oil	Gain (Loss) on Derivatives	(1)	(11)	(9)	(18)
Fixed price swaps – ethane	Gain (Loss) on Derivatives	7	(3)	14	3
Fixed price swaps – propane	Gain (Loss) on Derivatives	1	9	(1)	21
Fixed price swaps – normal butane	Gain (Loss) on Derivatives	(1)	1	(1)	2
Fixed price swaps – natural gasoline	Gain (Loss) on Derivatives	—	—	(3)	1
Two-way costless collars – natural gas	Gain (Loss) on Derivatives	10	13	32	44
Three-way costless collars – natural gas	Gain (Loss) on Derivatives	15	1	44	(15)
Three-way costless collars – oil	Gain (Loss) on Derivatives	—	(7)	—	(20)
Basis swaps – natural gas	Gain (Loss) on Derivatives	(3)	47	(14)	11
Call options – natural gas	Gain (Loss) on Derivatives	—	—	—	(7)
Sold put options - natural gas	Gain (Loss) on Derivatives	—	—	(10)	—
Purchased put options – natural gas	Gain (Loss) on Derivatives	—	—	10	—
Total gain on settled derivatives		$221	$162	$627	$249

Total gain on derivatives (2)		$152	$93	$243	$1,811

(1)	The Company calculates gain (loss) on derivatives, settled, as the summation of gains and losses on positions that settled within the period.

(2)	Total gain on derivatives includes non-performance risk adjustments of $2 million in gains and $4 million in losses for the nine months ended September 30, 2024 and September 30, 2023, respectively. There were no non-performance risk adjustments made for the three months ended September 30, 2024 and September 30, 2023.

Total Gain on Derivatives Recognized in Earnings

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023

	(in millions)
Total gain (loss) on unsettled derivatives	$(69)	$(69)	$(386)	$1,566
Total gain on settled derivatives	221	162	627	249
Non-performance risk adjustment	—	—	2	(4)
Total gain on derivatives	$152	$93	$243	$1,811

(7) RECLASSIFICATIONS FROM ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following tables detail the components of accumulated other comprehensive income (loss) for the nine months ended September 30, 2024:

(in millions)	Other Postretirement	Foreign Currency	Total
Beginning balance December 31, 2023	$11	$(14)	$(3)
Other comprehensive income before reclassifications	—	—	—
Amounts reclassified from other comprehensive income (1)	2	—	2
Net current-period other comprehensive income	2	—	2
Ending balance September 30, 2024	$13	$(14)	$(1)

(1)	Includes a $2 million actuarial gain related to the other postretirement plan.

(8) FAIR VALUE MEASUREMENTS

The carrying amounts and estimated fair values of the Company’s financial instruments as of September 30, 2024 and December 31, 2023 were as follows:

	September 30, 2024		December 31, 2023
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$126	$126	$21	$21
2022 revolving credit facility due April 2027	583	583	220	220
Senior notes (1)	3,743	3,699	3,743	3,626
Derivative instruments, net	226	226	610	610

(1)	Excludes unamortized debt issuance costs and debt discounts.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. As presented in the tables below, this hierarchy consists of three broad levels:

Level 1 valuations - Consist of unadjusted quoted prices in active markets for identical assets and liabilities and have the highest priority.

Level 2 valuations - Consist of quoted market information for the calculation of fair market value.

Level 3 valuations - Consist of internal estimates and have the lowest priority.

The carrying values of cash and cash equivalents, including marketable securities, accounts receivable, other current assets, accounts payable and other current liabilities on the consolidated balance sheets approximate fair value because of their short-term nature. For debt and derivative instruments, the following methods and assumptions were used to estimate fair value:

Debt: The fair values of the Company’s senior notes are based on the market value of the Company’s publicly traded debt as determined based on the market prices of the Company’s senior notes. The fair values of the Company’s senior notes are considered to be a Level 1 measurement as these are actively traded in the market. The carrying value of the borrowings under the Company’s 2022 credit facility (as defined in Note 9 below), to the extent utilized, approximates fair value because the interest rates are variable and reflective of market rates. The Company considers the fair value of its 2022 credit facility to be a Level 1 measurement on the fair value hierarchy.

Derivative Instruments: The Company measures the fair value of its derivative instruments based upon a pricing model that utilizes market-based inputs, including, but not limited to, the contractual price of the underlying position, current market prices, natural gas and liquids forward curves, discount rates for a similar duration of each outstanding position, volatility factors and non-performance risk. Non-performance risk considers the effect of the Company’s credit standing on the fair value of derivative liabilities and the effect of counterparty credit standing on the fair value of derivative assets. Both inputs to the model are based on published credit default swap rates and the duration of each outstanding derivative position. The Company’s net derivative position was a net asset as of September 30, 2024 and as of December 31, 2023. As of December 31, 2023, the impact of the non-performance risk on the fair value of the Company’s net derivative position resulted in a reduction to the net asset of $2 million.

The Company has classified its derivative instruments into levels depending upon the data utilized to determine their fair values. The Company’s fixed price swaps (Level 2) are estimated using third-party discounted cash flow calculations using the New York Mercantile Exchange (“NYMEX”) futures index for natural gas and oil derivatives and Oil Price Information Service (“OPIS”) for ethane and propane derivatives.

The Company’s call and put options, two-way costless collars and three-way costless collars (Level 2) are valued using the Black-Scholes model, an industry standard option valuation model that takes into account inputs such as contract terms, including maturity, and market parameters, including assumptions of the NYMEX and OPIS futures index, interest rates, volatility and credit worthiness.  Inputs to the Black-Scholes model, including the volatility input, are obtained from a third-party pricing source, with independent verification of the most significant inputs on a monthly basis.  An increase (decrease) in volatility would result in an increase (decrease) in fair value measurement, respectively.

The Company’s basis swaps (Level 2) are estimated using third-party calculations based upon forward commodity price curves.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	September 30, 2024
	Fair Value Measurements Using:
(in millions)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets (Liabilities) at Fair Value
Assets
Fixed price swaps	$—	$133	$—	$133
Two-way costless collars	—	47	—	47
Three-way costless collars	—	137	—	137
Basis swaps	—	6	—	6
Liabilities
Fixed price swaps	—	(22)	—	(22)
Two-way costless collars	—	(9)	—	(9)
Three-way costless collars	—	(52)	—	(52)
Basis swaps	—	(1)	—	(1)
Call options	—	(13)	—	(13)
Total	$—	$226	$—	$226

	December 31, 2023
	Fair Value Measurements Using:
(in millions)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets (Liabilities) at Fair Value
Assets
Fixed price swaps	$—	$491	$—	$491
Two-way costless collars	—	85	—	85
Three-way costless collars	—	189	—	189
Basis swaps	—	18	—	18
Purchase Put - Natural Gas	—	8	—	8
Liabilities
Fixed price swaps	—	(21)	—	(21)
Two-way costless collars	—	(30)	—	(30)
Three-way costless collars	—	(96)	—	(96)
Basis swaps	—	(6)	—	(6)
Call options	—	(18)	—	(18)
Put options	—	(8)	—	(8)
Total (1)	$—	$612	$—	$612

(1)	Excludes a net reduction to the asset fair value of $2 million related to estimated non-performance risk.

(9) DEBT

The components of debt as of September 30, 2024 and December 31, 2023 consisted of the following:

	September 30, 2024
(in millions)	Debt Instrument	Unamortized Issuance Expense	Unamortized Debt Premium/Discount	Total
Current portion of long-term debt:
4.95% Senior Notes due January 2025 (1)	$389	$—	$—	$389
Total current portion of long-term debt	$389	$—	$—	$389

Long-term debt:
Variable rate (6.94% at September 30, 2024) 2022 revolving credit facility, due April 2027	$583	$— (2)	$—	$583
8.375% Senior Notes due September 2028	304	(3)	—	301
5.375% Senior Notes due February 2029	700	(4)	16	712
5.375% Senior Notes due March 2030	1,200	(12)	—	1,188
4.75% Senior Notes due February 2032	1,150	(12)	—	1,138
Total long-term debt	$3,937	$(31)	$16	$3,922

Total debt	$4,326	$(31)	$16	$4,311

	December 31, 2023
(in millions)	Debt Instrument	Unamortized Issuance Expense	Unamortized Debt Premium/Discount	Total
Variable rate (7.20% at December 31, 2023) 2022 revolving credit facility, due April 2027	$220	$— (2)	$—	$220
4.95% Senior Notes due January 2025 (1)	389	—	—	389
8.375% Senior Notes due September 2028	304	(3)	—	301
5.375% Senior Notes due February 2029	700	(5)	18	713
5.375% Senior Notes due March 2030	1,200	(13)	—	1,187
4.75% Senior Notes due February 2032	1,150	(13)	—	1,137
Total debt	$3,963	$(34)	$18	$3,947

(1)	Effective in July 2018, the interest rate was 6.20% for the 2025 Notes, reflecting a net downgrade in the Company’s bond ratings since their issuance. On April 7, 2020, S&P downgraded the Company’s bond rating to BB-, which had the effect of increasing the interest rate on the 2025 Notes to 6.45% following the July 23, 2020 interest payment due date. The first coupon payment to the bondholders at the higher interest rate was paid in January 2021. On September 1, 2021, S&P upgraded the Company’s bond rating to BB, and on January 6, 2022, S&P further upgraded the Company’s bond rating to BB+, which decreased the interest rate on the 2025 Notes to 5.95% beginning with coupon payments paid after January 2022. On May 31, 2022, Moody’s upgraded the Company’s bond rating to Ba1, which decreased the interest rate on the 2025 Notes from 5.95% to 5.70% for coupon payments paid after July 2022.

(2)	At September 30, 2024 and December 31, 2023, unamortized issuance expense of $12 million and $15 million, respectively, associated with the 2022 credit facility (as defined below) was classified as other long-term assets on the consolidated balance sheets.

The following is a summary of scheduled debt maturities by year as of September 30, 2024:

(in millions)
2024	$—
2025	389
2026	—
2027	583
2028	304
Thereafter	3,050
$4,326

Credit Facilities

2022 Credit Facility

On April 8, 2022, the Company entered into an Amended and Restated Credit Agreement that replaces its previous credit facility, that as amended, has a maturity date of April 2027 (the “2022 credit facility”). As of September 30, 2024, the 2022 credit facility has an aggregate maximum revolving credit amount and borrowing base of $3.5 billion and elected five-year revolving commitments of $2.0 billion (the “Five-Year Tranche”). The borrowing base is subject to redetermination at least twice a year, which typically occurs in April and October, and is secured by substantially all of the assets owned by the Company and its subsidiaries. On March 29, 2024, the Company’s borrowing base was reaffirmed at $3.5 billion and the Five-Year Tranche was reaffirmed at $2.0 billion with a maturity date of April 8, 2027.

Effective August 4, 2022, the Company elected to temporarily increase commitments under the 2022 credit facility by $500 million (the “Short-Term Tranche”) as a temporary working capital liquidity resource. The Company had no borrowings under the Short-Term Tranche which expired on April 30, 2023 and was not renewed.

The Company may utilize the 2022 credit facility in the form of loans and letters of credit. Loans under the Five-Year Tranche of the 2022 credit facility are subject to varying rates of interest based on whether the loan is a Secured Overnight Financing Rate (“SOFR”) loan or an alternate base rate loan. Term SOFR loans bear interest at term SOFR plus an applicable rate ranging from 1.75% to 2.75% based on the Company’s utilization of the Five-Year Tranche of the 2022 credit facility, plus a 0.10% credit spread adjustment. Base rate loans bear interest at a base rate per year equal to the greatest of: (i) the prime rate; (ii) the federal funds effective rate plus 0.50%; and (iii) the adjusted term SOFR rate for a one-month interest period plus 1.00%, plus an applicable margin ranging from 0.75% to 1.75%, depending on the percentage of the commitments utilized. Commitment fees on unused commitment amounts under the Five-Year Tranche of the 2022 credit facility range between 0.375% to 0.50%, depending on the percentage of the commitments utilized.

The 2022 credit facility contains customary representations and warranties and covenants including, among others, the following:

•	a prohibition against incurring debt, subject to permitted exceptions;

•	a restriction on creating liens on assets, subject to permitted exceptions;

•	restrictions on mergers and asset dispositions;

•	restrictions on use of proceeds, investments, declaring dividends, repurchasing junior debt, transactions with affiliates, or change of principal business; and

•	maintenance of the following financial covenants, commencing with the fiscal quarter ended March 31, 2022:

1.	Minimum current ratio of no less than 1.00 to 1.00, whereby current ratio is defined as the Company’s consolidated current assets (including unused commitments under the credit agreement, but excluding non-cash derivative assets) to consolidated current liabilities (excluding non-cash derivative obligations and current maturities of long-term debt).

2.	Maximum total net leverage ratio of no greater than, with respect to the prior four fiscal quarters ending on or after March 31, 2022, 4.00 to 1.00. Total net leverage ratio is defined as total debt less cash on hand (up to the lesser of 10% of credit limit or $150 million) divided by consolidated EBITDAX for the last four consecutive quarters. Consolidated EBITDAX, as defined in the credit agreement governing the Company’s 2022 credit facility, excludes the effects of interest expense, depreciation, depletion and amortization, income tax, any non-cash impacts from impairments, certain non-cash hedging activities, stock-based compensation expense, non-cash gains or losses on asset sales, unamortized issuance cost, unamortized debt discount and certain restructuring costs.

The 2022 credit facility contains customary events of default that include, among other things, the failure to comply with the financial covenants described above, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments and cross-defaults to material indebtedness. If an event of default occurs and is continuing, all amounts outstanding under the 2022 credit facility may become immediately due and payable. As of September 30, 2024, the Company was in compliance with all of the covenants of the credit agreement in all material respects.

As of September 30, 2024, the Company had no outstanding letters of credit and $583 million in borrowings outstanding under the 2022 credit facility. The Company currently does not anticipate being required to supply a materially greater amount of letters of credit under its existing contracts.

Senior Notes

In January 2015, the Company completed a public offering of $1.0 billion aggregate principal amount of its 4.95% Senior Notes due 2025 (the “2025 Notes”). The interest rate on the 2025 Notes is determined based upon the public bond ratings from Moody’s and S&P. Downgrades on the 2025 Notes from either rating agency increase interest costs by 25 basis points per downgrade level and upgrades decrease interest costs by 25 basis points per upgrade level, up to the stated coupon rate, on the following semi-annual bond interest payment. Effective in July 2018, the interest rate for the 2025 Notes was 6.20%, reflecting a net downgrade in the Company’s bond ratings since their issuance. On April 7, 2020, S&P downgraded the Company’s bond rating to BB-, which had the effect of increasing the interest rate on the 2025 Notes to 6.45% following the July 23, 2020 interest payment due date. The first coupon payment to the 2025 Notes bondholders at the higher interest rate was paid in January 2021. On September 1, 2021, S&P upgraded the Company’s bond rating to BB, and on January 6, 2022, S&P further upgraded the Company’s bond rating to BB+, which decreased the interest rate on the 2025 Notes to 5.95% beginning with coupon payments paid after January 2022. On May 31, 2022, Moody’s upgraded the Company’s bond rating to Ba1, which decreased the interest rate on the 2025 Notes from 5.95% to 5.70% for coupon payments paid after July 2022.

On February 26, 2023, the Company redeemed all of its 7.75% Senior Notes due October 2027 (the “2027 Notes”) at a redemption price equal to 103.875% of the principal amount thereof plus accrued and unpaid interest of $13 million for a total payment of $450 million. The Company recognized a $19 million loss on the extinguishment of debt, which included the write-off of $3 million in related unamortized debt discounts and debt issuance costs. The Company funded the redemption of the 2027 Notes using approximately $316 million of cash on hand and approximately $134 million of borrowings under the 2022 credit facility.

(10) COMMITMENTS AND CONTINGENCIES

Operating Commitments and Contingencies

As of September 30, 2024, the Company’s contractual obligations for demand and similar charges under firm transportation and gathering agreements to guarantee access capacity on natural gas and liquids pipelines and gathering systems totaled approximately $8.6 billion, $1.2 billion of which related to access capacity on future pipeline and gathering infrastructure projects that still require the granting of regulatory approvals and additional construction efforts. As of September 30, 2024, the Company also had guarantee obligations of up to $929 million of that total amount. As of September 30, 2024, future payments under non-cancelable firm transportation and gathering agreements are as follows:

	Payments Due by Period
(in millions)	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	5 to 8 Years	More than 8 Years
Infrastructure currently in service	$7,432	$979	$1,918	$1,572	$1,543	$1,420
Pending regulatory approval and/or construction (1)	1,155	85	173	185	269	443
Total transportation charges	$8,587	$1,064	$2,091	$1,757	$1,812	$1,863

(1)	Based on estimated in-service dates as of September 30, 2024.

Environmental Risk

The Company is subject to laws and regulations relating to the protection of the environment. Environmental and cleanup related costs of a non-capital nature are accrued when it is both probable that a liability has been incurred and when the amount can be reasonably estimated. Management believes any future remediation or other compliance related costs will not have a material effect on the financial position, results of operations or cash flows of the Company.

Litigation

The Company is subject to various litigation, claims and proceedings, most of which have arisen in the ordinary course of business, such as for alleged breaches of contract, miscalculation of royalties, employment matters, traffic accidents, pollution, contamination, encroachment on others’ property or nuisance. The Company accrues for litigation, claims and proceedings when a liability is both probable and the amount can be reasonably estimated. As of September 30, 2024, the Company does not currently have any material amounts accrued related to litigation matters, including the case discussed below. For any matters not accrued for, it is not possible at this time to estimate the amount of any additional loss, or range of loss, that is reasonably possible, but, based on the nature of the claims, management believes that current litigation, claims and proceedings, individually or in aggregate and after taking into account insurance, are not likely to have a material adverse impact on the Company’s financial position, results of operations or cash flows, for the period in which the effect of that outcome becomes reasonably estimable. Many of these matters are in early stages, so the allegations and the damage theories have not been fully developed, and are all subject to inherent uncertainties; therefore, management’s view may change in the future.

Bryant Litigation

On September 1, 2021, the Company completed a merger with Indigo Natural Resources LLC (“Indigo”) resulting in the assumption of Indigo’s existing litigation.

On June 12, 2018, a collection of 51 individuals and entities filed a lawsuit against fifteen oil and gas company defendants, including Indigo, in Louisiana state court claiming damages arising out of current and historical exploration and production activity on certain acreage located in DeSoto Parish, Louisiana. The plaintiffs, who claim to own the properties at issue, assert that Indigo’s actions and the actions of other current operators conducting exploration and production activity, combined with the improper plugging and abandoning of legacy wells by former operators, have caused environmental contamination to their properties. Among other things, the plaintiffs contend that the defendants’ conduct resulted in the migration of natural gas, along with oilfield contaminants, into the Carrizo-Wilcox aquifer system underlying certain portions of DeSoto Parish. The plaintiffs assert claims based in tort, breach of contract and for violations of the Louisiana Civil and Mineral Codes, and they seek injunctive relief and monetary damages, including punitive damages.

On September 13, 2018, Indigo and other defendants filed a variety of exceptions in response to the plaintiffs’ petition in this matter. Since the initial filing, supplemental petitions have been filed joining additional individuals and entities as plaintiffs in the matter. On September 29, 2020, plaintiffs filed their fourth supplemental and amending petition in response to the court’s order ruling that plaintiffs’ claims were improperly vague and failed to identify with reasonable specificity the defendants’ allegedly wrongful conduct. Indigo and the majority of the other defendants filed several exceptions to plaintiffs’ fourth amended petition challenging the sufficiency of plaintiffs’ allegations and seeking dismissal of certain claims. On February 18, 2021, plaintiffs filed a fifth supplemental and amending petition, which seeks to augment the claims of select plaintiffs. On October 11, 2021, a sixth supplemental petition was filed which seeks to add the Company as a party to the litigation which the Company has opposed. Plaintiffs later filed seventh and eighth supplemental petitions naming additional defendants. On July 23, 2024, the parties finalized a settlement agreement resolving the Plaintiffs’ claims, which did not have a material impact on the Company’s consolidated financial statements.

The presence of natural gas in a localized area of the Carrizo-Wilcox aquifer system in DeSoto Parish is currently the subject of a regulatory investigation by the Louisiana Office of Conservation (“Conservation”), and the Company is cooperating and coordinating with Conservation in that investigation. The Conservation matter number is EMER18-003.

The Company does not currently expect this matter to have a material impact on its financial position, results of operations, cash flows or liquidity.

Indemnifications

The Company has provided certain indemnifications to various third parties, including in relation to asset and entity dispositions, securities offerings and other financings. In the case of asset dispositions, these indemnifications typically relate to disputes, litigation or tax matters existing at the date of disposition. The Company likewise obtains indemnification for future matters when it sells assets, although there is no assurance the buyer will be capable of performing those obligations.  In the case of equity offerings, these indemnifications typically relate to claims asserted against underwriters in connection with an offering. No material liabilities have been recognized in connection with these indemnifications.

(11) INCOME TAXES

The Company’s effective tax rate was approximately 21% and 22% for the three and nine months ended September 30, 2024, respectively, and 33% and 1% for the three and nine months ended September 30, 2023, respectively. The effective tax rate for the three and nine months ended September 30, 2023 was primarily the result of the partial release of the valuation allowances against the Company’s U.S. deferred tax assets throughout 2023. A valuation allowance for deferred tax assets, including net operating losses (“NOLs”), is recognized when it is more likely than not that some or all of the benefit from the deferred tax assets will not be realized. To assess that likelihood, the Company uses estimates and judgment regarding future taxable income and considers the tax consequences in the jurisdiction where such taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include current financial position, results of operations, both actual and forecasted, the reversal of deferred tax liabilities and tax planning strategies as well as current and forecasted business economics of the oil and gas industry.

For the year ended December 31, 2022, the Company maintained a full valuation allowance against its deferred tax assets based on its conclusion, considering all available evidence (both positive and negative), that it was more likely than not that the deferred tax assets would not be realized. A significant item of objective negative evidence considered was the cumulative pre-tax loss incurred over the three-year period ended December 31, 2022, primarily due to impairments of proved oil and gas properties recognized in 2020. As of the first quarter of 2023, the Company sustained a three-year cumulative level of profitability. Based on this factor and other positive evidence such as forecasted income, the Company concluded that $512 million of its federal and state deferred tax assets were more likely than not to be realized and released this portion of the valuation allowance throughout 2023. Accordingly, during the nine months ended September 30, 2023, the Company recognized $520 million of deferred income tax expense related to recording its tax provision which was partially offset by $492 million of tax benefit, including $14 million that was reclassified from OCI, attributable to the release of the valuation allowance. The remaining valuation allowance was released during the fourth quarter of 2023. The Company maintains a valuation allowance of $52 million related to NOLs in jurisdictions in which it no longer operates and against the portion of its federal and state deferred tax assets such as capital losses and interest carryovers, which may expire before being fully utilized due to the application of the limitations under Section 382 and the ordering in which such attributes may be applied.

Due to the issuance of common stock associated with the Indigo merger in September 2021, the Company incurred a cumulative ownership change and as such, the Company’s NOLs prior to the acquisition are subject to an annual limitation under Internal Revenue Code Section 382 of approximately $48 million. The ownership changes and resulting annual limitation will result in the expiration of NOLs or other tax attributes otherwise available. At September 30, 2024, the Company had approximately $4 billion of federal NOL carryovers, of which approximately $3 billion expire between 2035 and 2037 and $1 billion have an indefinite carryforward life. The Company currently estimates that approximately $2 billion of these federal NOLs will expire before they are able to be used and accordingly, no value has been ascribed to these NOLs on the Company’s balance sheet. If a subsequent ownership change were to occur as a result of future transactions in the Company’s common stock, the Company’s use of remaining U.S. tax attributes may be further limited.

The Inflation Reduction Act of 2022 (the “IRA”) was enacted on August 16, 2022 and may impact how the U.S. taxes certain large corporations. The IRA imposes a 15% alternative minimum tax on the “adjusted financial statement income” of certain large corporations (generally, corporations reporting at least $1 billion average adjusted pre-tax net income on their consolidated financial statements) for tax years beginning after December 31, 2022. The Company was not impacted by the alternative minimum tax during 2023 and does not expect to be impacted by this alternative minimum tax during 2024. The Company will continue to monitor updates to the IRA and the impact it will have on the Company’s consolidated financial statements.

(12) LONG-TERM INCENTIVE COMPENSATION

The Company’s long-term incentive compensation plans consist of a combination of stock-based awards that derive their value directly or indirectly from the Company’s common stock price, and cash-based awards that are fixed in amount but subject to meeting annual performance thresholds.

Stock-Based Compensation

The Company’s stock-based compensation is classified as either equity awards or liability awards in accordance with GAAP. The fair value of an equity-classified award is determined at the grant date and is amortized to general and administrative expense on a straight-line basis over the vesting period of the award. A portion of this general and administrative expense is capitalized into natural gas and oil properties, included in property and equipment. The fair value of a liability-classified award is determined on a quarterly basis beginning at the grant date until final vesting. Changes in the fair value of liability-classified awards are recorded to general and administrative expense and capitalized expense over the vesting period of the award. Generally, stock options granted to employees and directors vest ratably over three years from the grant date and expire 10 years from the date of grant. However, the Company has not granted stock options since 2017. The Company issues shares of restricted stock and restricted stock units to employees and directors which generally vest over three years.

Restricted stock, restricted stock units and stock options granted under the Southwestern Energy Company 2022 Incentive Plan (the “2022 Plan”) immediately vest upon death, disability or retirement (subject to a minimum of three years of service). To the extent no provision is made in connection with a “change in control” (as defined in the 2022 Plan) for the assumption of awards previously granted under the 2022 Plan or there is no substitution of such awards for new awards, then (i) outstanding time-based awards will become fully vested, and (ii) each outstanding performance-based award will vest with respect to the number of shares of common stock underlying such award or the amount of cash underlying the award eligible to vest based on performance during the performance period that includes the date of the change in control, prorated for the number of days which have elapsed during the performance period prior to the change in control. To the extent an award is assumed or substituted in connection with the change in control, if a participant is terminated by the Company without “cause” or the participant resigns for “good reason” (each as defined in the 2022 Plan) within 12 months following a change in control, then (i) each time-based award will become fully vested, and (ii) each outstanding performance-based award will vest based on performance during the performance period that includes the date of the change in control, prorated for the number of days which have elapsed during the performance period prior to such termination.

The Company issues performance unit awards to employees which historically have vested at or over three years. The performance units granted in 2021, 2022, and 2023 cliff-vest at the end of three years. There were no performance unit awards granted during the nine months ended September 30, 2024.

The Company recognized the following amounts in total related to long-term incentive compensation costs for the three and nine months ended September 30, 2024 and 2023:

	For the three months ended September 30,		For the nine months ended September 30,
(in millions)	2024	2023	2024	2023
Long-term incentive compensation – expensed	$5	$7	$25	$18
Long-term incentive compensation – capitalized	$4	$4	$15	$11

Equity-Classified Awards

The Company recognized the following amounts in employee equity-classified stock-based compensation costs for the three and nine months ended September 30, 2024 and 2023:

	For the three months ended September 30,		For the nine months ended September 30,
(in millions)	2024	2023	2024	2023
Equity-classified awards – expensed	$2	$2	$14	$7
Equity-classified awards – capitalized	$—	$1	$5	$2

Equity-Classified Stock Options

The following table summarizes equity-classified stock option activity for the nine months ended September 30, 2024 and provides information for options outstanding and options exercisable as of September 30, 2024:

	Number of Options	Weighted Average Exercise Price
(in thousands)
Outstanding at December 31, 2023	820	$8.59
Granted	—	$—
Exercised	—	$—
Forfeited or expired	(820)	$8.59
Outstanding at September 30, 2024	—	$—
Exercisable at September 30, 2024	—	$—

Equity-Classified Restricted Stock

As of September 30, 2024, there was less than $1 million of total unrecognized compensation cost related to the Company’s unvested equity-classified restricted stock grants. This cost is expected to be recognized over a weighted-average period of 0.6 years. The following table summarizes equity-classified restricted stock activity for the nine months ended September 30, 2024 and provides information for unvested shares as of September 30, 2024:

	Number of Shares	Weighted Average Fair Value
	(in thousands)
Unvested shares at December 31, 2023	169	$5.09
Granted	246	$7.31
Vested	(333)	$6.18
Forfeited	—	$—
Unvested shares at September 30, 2024	82	$7.31

Equity-Classified Restricted Stock Units

As of September 30, 2024, there was $14 million of total unrecognized compensation cost related to the Company’s unvested equity-classified restricted stock units. This cost is expected to be recognized over a weighted-average period of 2.2 years. The following table summarizes equity-classified restricted stock units for the nine months ended September 30, 2024 and provides information for unvested units as of September 30, 2024.

	Number of Shares	Weighted Average Fair Value
	(in thousands)
Unvested units at December 31, 2023	2,706	$4.74
Granted	3,182	$7.10
Vested	(1,084)	$4.69
Forfeited	—	$—
Unvested units at September 30, 2024	4,804	$6.32

Equity-Classified Performance Units

In each year from 2018 to 2023, the Company granted performance units that vest at the end of, or over, a three-year period and are payable in either cash or shares. The performance units granted from 2020 through 2021 were accounted for as liability-classified awards as further described below. In 2022 and 2023, two types of performance units were granted. The first type of awards were liability-classified given the awards are payable only in cash as prescribed under the compensation agreements. The second type of awards granted during 2022 and 2023 have been accounted for as equity-classified awards given the intention to settle these awards in stock. The equity-classified awards were recognized at their fair value as of the grant date and are amortized throughout the vesting period. The 2022 and 2023 performance unit awards include a market condition based on relative TSR (as defined below). No performance units were granted during the nine months ended September 30, 2024. The fair values of the market conditions were calculated by Monte Carlo models as of the grant date. As of September 30, 2024, there was $3 million of total unrecognized compensation costs related to the Company’s unvested equity-classified performance units. This cost is expected to be recognized over a weighted-average period of 1.2 years.

	Number of Shares	Weighted Average Fair Value
	(in thousands)
Unvested units at December 31, 2023	1,757	$6.08
Granted	—	$—
Vested	—	$—
Forfeited	—	$—
Unvested units at September 30, 2024	1,757	$6.08

Liability-Classified Awards

The Company recognized the following amounts in employee liability-classified stock-based compensation costs for the three and nine months ended September 30, 2024:

	For the three months ended September 30,		For the nine months ended September 30,
(in millions)	2024	2023	2024	2023
Liability-classified stock-based compensation cost – expensed	$—	$2	$2	$3
Liability-classified stock-based compensation cost – capitalized	$—	$1	$—	$2

Liability-Classified Restricted Stock Units

In each year from 2018 to 2020, the Company granted restricted stock units that vest over a period of four years and are payable in either cash or shares at the option of the Compensation Committee of the Company’s Board. The liability-classified awards granted in 2021 vest over a period of three years. The Company has accounted for these as liability-classified awards, and accordingly changes in the market value of the instruments will be recorded to general and administrative expense and capitalized expense over the vesting period of the award. As of September 30, 2024, the liability-classified restricted stock units fully vested.

	Number of Units	Weighted Average Fair Value
	(in thousands)
Unvested units at December 31, 2023	1,741	$4.67
Granted	—	$—
Vested	(1,741)	$6.93
Forfeited	—	$—
Unvested units at September 30, 2024	—	$—

Liability-Classified Performance Units

In each year from 2018 to 2023, the Company granted performance units that vest at the end of, or over, a three-year period and are payable in either cash or shares. The performance units granted in 2020 vest over a three-year period and are payable in cash as prescribed under the compensation agreements and have been accounted for as liability-classified awards. The Company granted two types of performance units in 2021 that vest over a three-year period. One type is payable in cash as prescribed under the compensation agreements and the other type is payable in either cash or stock at the option of the Compensation Committee of the Company’s Board. Both award types have been accounted for as liability-classified awards. The Company granted two types of performance units in 2022 and 2023 that vest over a three-year period. For both 2022 and 2023, one type of award is payable in cash as prescribed under the compensation agreements and has been liability-classified while the other type is equity-classified as further discussed above. No performance units were granted during the nine months ended September 30, 2024. Changes in the fair market value of the instruments for liability-classified awards are recorded to general and administrative expense and capitalized expense over the vesting period of the awards.

The performance units granted in 2020 include a performance condition based on return on average capital employed and a market condition based on relative total shareholder return (“TSR”). In 2021, of the two types of performance units granted, the first type of award includes a performance condition based on return on capital employed and a performance condition based on reinvestment rate, and the second type of award includes one market condition based on relative TSR. The liability-classified performance units granted in 2022 and 2023 include performance conditions based on return on capital employed and reinvestment rate. The fair values of all market conditions discussed above are calculated by Monte Carlo models on a quarterly basis.

As of September 30, 2024, there was $2 million of total unrecognized compensation cost related to liability-classified performance units. This cost is expected to be recognized over a weighted-average period of 1.3 years. The amount of unrecognized compensation cost for liability-classified awards will fluctuate over time as they are marked to market. The final value of the performance unit awards is contingent upon the Company’s actual performance against these performance measures.

	Number of Units	Weighted Average Fair Value
	(in thousands)
Unvested units at December 31, 2023	12,152	$0.94
Granted	—	$—
Vested	(3,365)	$1.59
Forfeited	—	$—
Unvested units at September 30, 2024	8,787	$0.49

Cash-Based Compensation

The Company recognized the following amounts in performance cash award compensation costs for the three and nine months ended September 30, 2024 and 2023:

	For the three months ended September 30,		For the nine months ended September 30,
(in millions)	2024	2023	2024	2023
Performance cash awards – expensed	$3	$3	$9	$8
Performance cash awards – capitalized	$4	$2	$10	$7

Performance Cash Awards

From 2020 through 2022 the Company granted performance cash awards that vest over a four-year period and are payable in cash on an annual basis. In 2023 and 2024, the Company granted performance cash awards that vest over a three-year period and are payable in cash on an annual basis. The value of each unit of the award equals one dollar. The Company recognizes the cost of these awards as general and administrative expense and capitalized expense over the vesting period of the awards. The performance cash awards granted from 2020 through 2024 include a performance condition determined annually by the Company. For all years, the performance measure is a targeted discretionary cash flow amount. If the Company, in its sole discretion, determines that the threshold was not met, the amount for that vesting period will not vest and will be cancelled. As of September 30, 2024, there was $40 million of total unrecognized compensation cost related to performance cash awards. This cost is expected to be recognized over a weighted-average period of 1.9 years. The final value of the performance cash awards is contingent upon the Company’s actual performance against these performance measures.

	Number of Units	Weighted Average Fair Value
	(in thousands)
Unvested units at December 31, 2023	49,678	$1.00
Granted	28,202	$1.00
Vested	(20,590)	$1.00
Forfeited	(1,216)	$1.00
Unvested units at September 30, 2024	56,074	$1.00

(13) SEGMENT INFORMATION

The Company’s reportable business segments have been identified based on the differences in products or services provided. The Company’s E&P segment is comprised of gas and oil properties which are managed as a whole rather than through discrete operating segments. Operational information for the Company’s E&P segment is tracked by geographic area; however, financial performance and allocation of resources are assessed at the segment level without regard to geographic area. Revenues for the E&P segment are derived from the production and sale of natural gas and liquids. The Marketing segment generates revenue through the marketing of both Company and third-party produced natural gas and liquids volumes.

Summarized financial information for the Company’s reportable segments is shown in the following table.  The accounting policies of the segments are the same as those described in Note 1 of the Notes to Consolidated Financial Statements included in Item 8 of the 2023 Annual Report. Management evaluates the performance of its segments based on operating income (loss), defined as operating revenues less operating costs. Income before income taxes, for the purpose of reconciling the operating income (loss) amount shown below to consolidated income before income taxes, is the sum of operating income (loss), interest expense, gain (loss) on derivatives, gain on early extinguishment of debt and other income (loss). The “Other” column includes items not related to the Company’s reportable segments, including real estate and corporate items. Corporate general and administrative costs, depreciation expense and taxes, other than income taxes, are allocated to the segments.

	Exploration and Production	Marketing	Total Reportable Segments	Other	Total

	(in millions)
Three months ended September 30, 2024
Revenues from external customers	$728	$485	$1,213	$—	$1,213
Intersegment revenues	(15)	698	683	—	683
Depreciation, depletion and amortization expense	207	1	208	—	208
Impairments	478	—	478	—	478
Operating income (loss)	(478)	11	(467)	—	(467)
Interest expense (1)	41	—	41	—	41
Gain on derivatives	152	—	152	—	152
Other income, net	1	—	1	—	1
Benefit for income taxes (1)	(75)	—	(75)	—	(75)
Assets	8,826 (2)	392	9,218	304	9,522
Capital investments (3)	327	—	327	2	329

Three months ended September 30, 2023
Revenues from external customers	$890	$553	$1,443	$—	$1,443
Intersegment revenues	(17)	826	809	—	809
Depreciation, depletion and amortization expense	337	1	338	—	338
Operating income (loss)	(18)	25	7	—	7
Interest expense (1)	36	—	36	—	36
Gain on derivatives	93	—	93	—	93
Other income, net	1	—	1	1	2
Provision for income taxes (1)	21	—	21	—	21
Assets	12,350 (2)	483	12,833	140	12,973
Capital investments (3)	452	—	452	2	454

	Exploration and Production	Marketing	Total Reportable Segments	Other	Total

	(in millions)
Nine months ended September 30, 2024
Revenues from external customers	$2,225	$1,488	$3,713	$—	$3,713
Intersegment revenues	(46)	2,129	2,083	—	2,083
Depreciation, depletion and amortization expense	692	4	696	—	696
Impairments	3,202	—	3,202	—	3,202
Operating income (loss)	(3,254)	21	(3,233)	—	(3,233)
Interest expense (1)	113	—	113	—	113
Gain on derivatives	243	—	243	—	243
Other loss, net	(1)	—	(1)	—	(1)
Benefit for income taxes (1)	(681)	—	(681)	—	(681)
Assets	8,826 (2)	392	9,218	304	9,522
Capital investments (3)	1,293	—	1,293	4	1,297

Nine months ended September 30, 2023
Revenues from external customers	$3,123	$1,707	$4,830	$—	$4,830
Intersegment revenues	(44)	2,944	2,900	—	2,900
Depreciation, depletion and amortization expense	975	4	979	—	979
Operating income	490	66	556	—	556
Interest expense (1)	106	—	106	—	106
Gain on derivatives	1,811	—	1,811	—	1,811
Loss on early extinguishment of debt	—	—	—	(19)	(19)
Other income, net	—	—	—	1	1
Provision for income taxes (1)	28	—	28	—	28
Assets	12,350 (2)	483	12,833	140	12,973
Capital investments (3)	1,709	—	1,709	5	1,714

(1)	Interest expense and provision (benefit) for income taxes by segment is an allocation of corporate amounts as they are incurred at the corporate level.

(2)	E&P assets includes office, technology, water infrastructure, drilling rigs and other ancillary equipment not directly related to natural gas and oil properties. This also includes deferred tax assets which are an allocation of corporate amounts as they are incurred at the corporate level.

(3)	Capital investments include decreases of $42 million and $94 million for the three months ended September 30, 2024 and September 30, 2023, respectively, and decreases of $59 million and $122 million for the nine months ended September 30, 2024 and September 30, 2023, respectively, relating to the change in accrued expenditures between periods.

The following table presents the breakout of other assets, which represent corporate assets not allocated to segments and assets for non-reportable segments as of September 30, 2024 and 2023:

	As of September 30,
(in millions)	2024	2023
Cash and cash equivalents	$126	$26
Accounts receivable	—	1
Prepayments	63	10
Other current assets	1	2
Property, plant and equipment	23	21
Unamortized debt expense	12	16
Right-of-use lease assets	45	51
Non-qualified retirement plan	3	3
Long-term deferred tax asset	4	—
Other long-term assets (1)	27	10
	$304	$140

(1)	Consists primarily of costs associated with the development of the Company’s enterprise resource technology as of September 30, 2024 and residual assets associated with the Company’s pension plan as of September 30, 2023, respectively.

(14) NEW ACCOUNTING PRONOUNCEMENTS

New Accounting Standards Implemented in this Report

None.

New Accounting Standards Not Yet Adopted in this Report

In November 2023, the Financial Accounting Standards Board (the “FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This update is to enhance disclosures on reportable segments and provide additional detailed information about significant segment expenses. The guidance in ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024.

In December 2023, the FASB issued ASU 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This update is to enhance disclosures through further disaggregated information on the effective tax rate reconciliation based on specified categories, as well as disaggregation of incomes taxes paid by jurisdiction. The guidance in ASU 2023-09 is effective for fiscal years beginning after December 15, 2024.

(15) SUBSEQUENT EVENTS

We have evaluated subsequent events through October 29, 2024, the date at which the consolidated financial statements were available to be issued.